Rand Logistics, Inc.
Second Quarter Fiscal 2015 Earnings Conference Call
November 6, 2014

Operator:                                              Good day and welcome to the Rand Logistics, Inc. Second Quarter Fiscal 2015 Earnings Conference Call.  Today's conference is being recorded.  At this time, I would like to turn the conference over to Ms. Alison Ziegler, Vice President, Cameron Associates.  Please go ahead, Ma’am.

Alison Ziegler:                                   Thank you.  Good morning, ladies and gentlemen, and welcome to Rand Logistics Fiscal 2015 Second Quarter Conference Call.  On the call today from the Company are Laurence Levy, Rand's Executive Chairman; Ed Levy, Rand's Chief Executive Officer; Joe McHugh, Rand's Chief Financial Officer; and Scott Bravener, President of Lower Lakes.

A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements.  For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our market, the weather conditions on the Great Lakes and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's annual report on Form 10-K as filed with the Securities and Exchange Commission on June 12th, 2014 as well as other recent filings.

With that, I'd like to turn the call over to Mr. Laurence Levy.  Go ahead, Laurence.

Laurence Levy:                                   Thank you, Alison and good morning, everyone.  Thank you for joining us on today's call.  After my opening remarks regarding a series of organizational changes, Ed Levy will provide a business review; Joe McHugh will review the financial results and Scott Bravener, President of Lower Lakes, will join us for your questions.

As most of you have likely seen, yesterday afternoon we announced two organizational changes.  First, Joe McHugh, Rand’s CFO, intends to retire in calendar year 2015 after nearly a decade of service to Rand.  The Company has engaged a search firm and the process to find his replacement is underway.  Joe will remain until his successor is in place and will provide ongoing support during the transition.  Joe has made a significant contribution to Rand and he will be missed.  We all wish him the best in his retirement.  Second, effective immediately, Ed Levy, Rand’s President, has taken on the additional role of Chief Executive Officer.

We are also implementing several changes to our Board of Directors.  Concurrent with the Company’s annual meeting, which is to be reconvened on November 20th, 2014, Michael Lundin will be appointed Non-Executive Chairman of Rand’s Board of Directors.  Mike has been on Rand’s Board since April 2008, including serving as Lead Independent Director for the last 18 months.  Mike is currently a Director of Euramax International Inc. and US Concrete Inc. and was formerly President and Chief Executive Officer of the Oglebay Norton Company, a miner, processor, transporter and marketer of industrial minerals on the Great Lakes.  I will be appointed Executive Vice Chairman of the Board of Directors and in addition to customary Board matters, I will continue to be involved in strategic and capital markets related matters as an Executive of the Company.

As previously disclosed, Jonathan Brodie, a Board Member since 2006, has notified the Company that he will not be standing for reelection to the Board of Directors.  Jonathan has been a valued thought partner and I’d like to thank him for his work on the Compensation and Audit Committees.  We will miss his valued strategic insights and contributions to our Board.

Let me now turn the call over to Ed for a discussion about our second quarter results.

Edward Levy:                                        Thanks Laurence.  We were generally satisfied with our fiscal second quarter results which showed a trend of continued improvement in vessel reliability statistics and strong customer demand.  Both vessel reliability and demand were in line with our expectations in October as well.

For our fiscal second quarter ended September 30th, 2014, we reported operating income plus depreciation, amortization and loss on foreign exchange of $17.4 million, up 11.2% from the prior year period.  For the six months of fiscal 2015, this figure was up 3.3% to $28.6 million.  These gains have been somewhat tempered by weakness in the Canadian dollar and adverse weather conditions in April through mid-May of this sailing season.  As previously discussed, our operating income plus depreciation, amortization of dry-dock costs, as well as amortization of intangibles and loss on foreign exchange was $3.0 million less in April 2014 than in April 2013.

The improvement in our earnings is being driven by several factors.  First, we are continuing to improve our reliability measures.  We are also benefiting from new business, which has helped us to rebalance our commodity mix and leverage our existing route network leading to improved trade pattern efficiencies.  Finally, we are benefiting from higher water levels and modest contractual price increases.

During the second quarter of fiscal 2015, we operated 15 vessels, consistent with the second quarter of fiscal 2014.  The number of Sailing Days that we operated increased by 5.1% or 65 days to 1,351 days as compared to the same quarter last year.  This compares to a theoretical maximum of 1,380 days.  The full 65 day increase, consistent with our expectations, was related to our four bulk carriers.  These vessels are heavily dependent on the Canadian grain trade.  While we typically may lay up certain of these vessels in the summer, this year all four vessels were fully utilized given the strength of the Canadian grain harvest.

Vessel reliability remains an everyday priority throughout our entire Company.  Process improvements that we began initiating 18 months ago continue to yield encouraging results.  Specifically, they are driving both revenue gains and expense reductions.  We sailed an average of 90 Sailing Days per vessel during the three-month period ended September 30th, 2014 versus a possible average of 92 days available.  This performance resulted in a fleet utilization of 98%, an improvement from the 93% level achieved in the year ago period.

The 2% loss in fleet utilization during the quarter equaled 29 Sailing Days.  For the six months ended September 30th, 2014, we have had a total of 29 days out of service or 1.1% of total Sailing Days as compared to 20 days or 0.8% of total Sailing Days for the comparable period last year.

Besides days out of service, Delay Days, which we define as the lost time incurred by our vessels while in operation, is another key reliability metric that we monitor.  Delay Days can occur due to inclement weather, dock delays, traffic congestion or vessel mechanical issues.  Our overall delay time losses totaled 72 days or 5.3% of actual Sailing Days in the three months ended September 30th, 2014.  This compares to 93 days or 7.2% of total Sailing Days experienced in the quarter ending September 30th, 2013.  Year-to-date, overall delay time losses totaled 203 days or 8.1% of actual Sailing Days.  This compares to 222 days or 8.7% of total Sailing Days for the same time period last year.

The 21-day reduction in Delay Days allowed us to increase the time that our vessels were in revenue loaded condition and is one of several factors that allowed us to increase operating income plus depreciation, amortization of drydock costs, amortization of intangibles, and loss on foreign exchange by 11.2% on a quarter-over-quarter basis.

We experienced a 1.8% increase in tonnage transported in our second fiscal quarter versus the same period a year ago, which was relatively consistent with our expectations coming in to the sailing season.

A more balanced commodity mix and more robust customer demand is resulting in improved scheduling flexibility.  This has allowed us to improve the efficiencies of our trade patterns, and, combined with the improved commodity mix, is another factor contributing to our earnings growth thus far in the 2014 sailing season.

Our salt tonnage was up 39% in our second fiscal quarter and 16% year-to-date and is contributing to the improved efficiency of our trade patterns.  The increase in salt tonnage is primarily due to restocking depleted supplies after the past winter.

Our iron ore tonnage was up 59% in the quarter and 26% year-to-date.  Growth in our iron ore tonnage is almost entirely a result of long-term contracts that we were awarded and that began in the 2014 sailing season.

While we still haul a majority of the infrastructure aggregates transported on the Great Lakes, our aggregates tonnage was down 8% for the quarter and down 17% on a year-over-year basis.  Much of the decline is a result of not being able to catch up from the weather issues we experienced in April and May of this year.  For the first time in several years, we are seeing signs of organic growth in certain selective aggregates end markets, but by no means in all of the markets that we serve.  Aggregates currently account for approximately 48% of our total tons moved.

Our coal tonnage was down approximately 14% for the second fiscal quarter and 6% on a year-over-year basis.  The decline is due to weather issues in April and May and timing of deliveries.

We are benefiting from an improvement in water levels, which have rebounded and are now at or near historical norms in all of the Great Lakes.  Lake Superior, Lakes Michigan and Huron and Lake Erie are 11, 22 and 7 inches respectively above their levels of a year ago; while Lake Ontario is three inches below its level of a year ago.  This has enabled us to increase our tons carried per trip compared to last year.

Based on our October results and the remaining fulfillment needs of our customers, we do not foresee the demand environment changing through the end of the 2014 sailing season.  As a result, we are planning to operate our fleet into late December and several of our vessels in January.  As many of you are aware, typically weather becomes a more important variable in our business in November and December and this can result in uncontrollable delays and diminished profitability.

With that, I’d like to turn the call over to Joe McHugh for a review of the financial results.  Joe.

Joseph McHugh:                                 Thanks Ed.  I would now like to provide a more detailed explanation of our financial results for the quarter ended September 30th, 2014 compared to the second quarter of the prior fiscal year.

Freight and related revenue, (which excludes fuel and other surcharges and outside charter revenue), increased by 7.3% to $46.1 million from $43.0 million.  This increase was primarily attributable to additional Sailing Days resulting in a modest increase in tonnage carried, price increases, improvements in commodity mix and water levels, and a higher percentage of time in revenue loaded condition, offset by the weaker Canadian dollar.  On a constant currency basis, freight and related revenue increased by 10.1% or $4.3 million.

Fuel and other surcharges increased by $582,000 or 7.7% to $8.2 million.

Freight and related revenue per Sailing Day increased by 2.2%, or $722, to $34,124 per Sailing Day from $33,402 per Sailing Day.  On a constant currency basis, freight and related revenue increased 4.8% or $1,600 per day.

Total revenue for the quarter increased by 7.4% to $54.3 million.

Vessel operating expenses increased by $2.0 million or 6.3% to $33.6 million.  This increase was primarily due to a greater number of Sailing Days offset by a weaker Canadian dollar.  Vessel operating expenses per Sailing Day increased by 1.2% or $300 to $24,879 from $24,579 in the second quarter of fiscal 2015 versus the comparable period in fiscal 2014.

We achieved an increase in vessel margin per day of 4.5% from $14,631 in the quarter ended September 30th, 2013 to $15,295 in the quarter ended September 30th, 2014.  Assuming no change in exchange rates compared to the comparable quarter last year, our vessel margin per day for the quarter ended September 30th, 2014 increased $1,057 or 7.2%.  We are pleased how this operating measurement is trending.

We continue to believe that if days out of service and Delay Days for the remainder of the 2014 sailing season are consistent with our expectations, we will achieve a 5 to 7% growth in vessel margin per day (before changes in currency exchange rates) that we previously forecasted.

Our general and administrative expenses were $3.3 million in the quarter.  G&A costs increased slightly quarter-over-quarter due to a modest increase in compensation and benefit costs and one-time incremental proxy related expenses, offset by a weaker Canadian dollar.  Our general and administrative expenses represented 7.2% of freight and related revenues compared to 7.4% in the year ago quarter.

Operating income plus depreciation, amortization and loss on foreign exchange increased 11.2%, or $1.7 million, to $17.4 million for the quarter ended September 30th, 2014.  Assuming no change in exchange rates compared to the comparable quarter last year, our operating income plus depreciation, amortization and loss on foreign exchange for the quarter ended September 30th, 2014 increased by an additional $500,000 or 14.1% above the prior year.

For the quarter ended September 30th, 2014, the average exchange rate equaled 91.8  US cents per Canadian dollar as compared to 96.3 US cents per Canadian dollar for the quarter ended September 30th, 2013, down 4.7%.  The change in exchange rates resulted in a reduction of operating income plus depreciation, amortization and loss on foreign exchange of approximately $500,000 as compared to the same quarter last year.  Over the course of a year, every one penny change in the value of the Canadian dollar versus the US dollar, our operating income plus depreciation and amortization is affected by approximately $250,000 US.

In addition, we incurred $1.3 million of balance sheet adjustments during the quarter that were recorded in our earnings as a loss on foreign exchange.  This was primarily a non-cash loss on translation of approximately $34.2 million USD denominated debt incurred in March 2014 and carried on the balance sheet of our Canadian subsidiary net of $10.0 million of currency hedging during a portion of the three-month period ended September 30th, 2014.

For the quarter ended September 30th, 2014, our effective income tax rate equaled 10.8%, primarily due to the implementation of the valuation allowance related to the net U.S. federal deferred tax assets.

Our projected cash interest expense for fiscal year ended March 31, 2015 is approximately $13.0 million.

Finally, I’d ask you to turn to Slide 15 of the aforementioned presentation.  We believe that this chart, which illustrates the Company’s trailing four quarters of operating income plus depreciation, amortization and loss or gain on foreign exchange since the time of Rand’s purchase of Lower Lakes, highlights the Company’s earnings quality and growth in both good and difficult economic conditions.

Now I’d like to turn the call back over to Ed.  Ed?

Edward Levy:                                        Thanks Joe.  It is still too early to provide a precise outlook for the 2015 sailing season.  However, based on selective conversations with certain of our major customers and based on new contracts that we have already been awarded for the 2015 sailing season, we do not foresee a change in demand for our services in the next sailing season as compared to the current season.  We have approximately 10% of our tonnage under contract expiring prior to the start of the 2015 sailing season.  No single expiring contract accounts for more than 2.0% of our total tonnage.

Finally, our 17th vessel has arrived at the shipyard in China and steel cutting and fabrication of the new forebody has begun.  The project remains on schedule and on budget and we are anticipating introducing this vessel into service in the second half of 2015.  Management believes that the introduction of our 17th vessel, combined with contractual price increases and continued improvement in our operational metrics will be a catalyst for continued further growth of our earnings.

Operator, we’d now like to open the call up for questions.

Operator:                                           Thank you.  If you’d like to ask a question, please signal by pressing star, one on your telephone keypad.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that’s star, one to signal at this time.  We’ll pause for just a moment to assemble the queue.

Our first question comes from Kevin Sterling of BB&T Capital Markets.

William Horner:                                  Good morning gentlemen.  It’s actually William Horner on for Kevin.

Edward Levy:                                         Good morning, William.

William Horner:                                  Good morning.  Ed, congrats on the new CEO role and Joe, I know you’re going to be around for a little bit longer.  But best of luck in your upcoming retirement.

Joseph McHugh:                                   Thanks.

William Horner:                                   Ed, real quick.  I may have missed this.  I know you cited your utilization of your bulkers was pretty strong during the quarter because of the grain harvest.  But did you cite how much your grain business was up during the quarter?

Edward Levy:                                         We did not.  On a tonnage basis—

Scott Bravener:                                     On a tonnage basis it was relatively consistent through the quarter, Kevin.

William Horner:                                   Okay.  So is that utilization more a function of just the supply and capacity being tight on the Lakes in general?

Scott Bravener:                                     Yes, that’s correct.  The bulkers operated at full utilization through the quarter.  It’s just a factor of where their trade patterns—where the loads were located from which affected the amount of tonnage that they transported.

Edward Levy:                                          On a Company-wide basis, in 2013 sailing season, Kevin, grain was approximately 9.1% of our tonnage.  This year it’s 9.6%.  So relatively de minimis change.

William Horner:                                   Right, okay, thanks Ed, I appreciate that.  Sticking with your outlook for 2015, I know you cited some new business awards and only 10% of your contracts expiring.  But Ed, could you remind me how much of your business is under contract any given year and what the split is typically between, say, take or pay and Contract of Affreightment?

Edward Levy:                                           North of 98% under contract, William, and a vast majority of our business is Contract of Affreightment, vast vast majority of it is COA.

William Horner:                                    Okay.  So, sticking with that theme and given the favorable market dynamics, demand’s looking pretty good, supply obviously has been pretty tight.  Are you finding maybe some opportunities with your customers to maybe move more towards a time charter kind of contract structure and away from the COAs, or COAs still going to be kind of typically the way that they—the way that we should see things next year?

Edward Levy:                                           I think in general, William, the conversations we are having with our customers is how can we provide them greater certainty of our ability to meet their demand to the extent that there are customers who are concerned about the certainty that they are going to have capacity in the future, and so we’re more than happy to have those discussions with those customers that are concerned about the supply demand dynamics in our market.

William Horner:                                    Okay.  So, in other words, I mean, obviously—and I don’t want to get too granular, but it sounds like your customers might be open to the idea of finding the best ways for them to make use of secure tonnage and make sure that it’s out there.

Scott Bravener:                                       Yes, William, within certain segments of our business, I would say that yes, that is true.

William Horner:                                     Okay.  All right, and then in terms of efficiency, obviously mechanical delays, incidents, they’ll come and go, you’re trending down a little bit, you’re benefiting from water levels normalizing to a certain degree, and so overall it seems like the initiatives you’re making to try and better efficiencies are taking hold.  So my question is how much more leg room is there and what other initiatives can you put in place to maybe further solidify the progress you’ve made, and not necessarily from a scheduling or a more favorable mix standpoint, but maybe some areas where you can cut costs either in—while sailing or maybe in port during loading conditions, just other areas that you’ve identified that you can drive some better leverage?

Edward Levy:                                          Let me start there and then I’ll throw it over to Scott as well.  I think that from a days out of service perspective, we’re running about 1% thus far in 2014 sailing season as compared to 0.8% in the 2013 sailing season.  That’s about right in line with where we want to be.  It’s down meaningfully from 2011, ‘12.  So we’re pleased with that number.  As it relates to our Delay Days, we’re running at about 5.5% now.  Overall, on a full year basis, we probably want to be high single-digits and we would expect that in the quarter we just finished we’d show our best Delay Days statistics given that weather is relatively benign in our second fiscal quarter.  So, we’re in pretty good shape, we think, on the reliability metrics.

Where we see the opportunity, I think, William, is to improve our port times, load and unload and switching while at the docks, and we’ve put forth a statistic where for every approximately 15 minutes that we can save per vessel per day over the course of a sailing season, we can improve our earnings by the neighborhood of about $1.250 million.  So the next big focus for our Company is to be thinking about ways that we can reduce time and it’s primarily reducing time in port that we’re very focused on right now.  I think that that would just create more time for us to sell, allow us to be in revenue loaded condition a higher percentage of our time.

William Horner:                                  Yes.

Scott Bravener:                                   No, I think that pretty much covers it, Ed.  We do believe we still have some runway within operating efficiencies.  We’re still highly focused on that, and as Ed touched upon, port efficiencies and customer efficiency—customer performance to the parameters of our agreement is a real priority for us right now, and scheduling efficiencies this year with a compression in the market, due to April being pretty much non-existent has created some scheduling inefficiencies in our network just servicing customers to make sure they’re not running out of material and in a normalized year we believe we’ve still got some runway there for further scheduling efficiency improvement.

William Horner:                                   Got you.  Thanks Ed and Scott.  That’s great color and Ed, appreciate you giving me these numbers on the efficiencies.  One last and I’ll turn it over.  Obviously it’s been a theme in transport, but there’s been a lot of rail congestion issues, particularly in the Chicago area and other areas in the Northwest.  But have you seen any sort of impact from your business, from rail congestion or other—are cargos making it to the lakes on time, are there any vessels kind of waiting for loads or just if you could just maybe just give a review of, if at all, that’s impacting your business at all.

Scott Bravener:                                      Yes, William, we’ve seen both positive and negative impact of the rail congestion issues.  On the negative side, we have experienced and it has contributed to the scheduling inefficiency in, particularly within our coal cargos not showing up at port at scheduled times and having to re-route vessels et cetera.  On the positive side, we’re seeing cargos that haven’t moved on the lakes for a number of years.  Customers coming back looking for water-borne transportation opportunities again.  So, it’s a bit of a mixed blessing.

William Horner:                                   Got you.  Well, hopefully the momentum will continue and they’ll keep looking at you all for service.  That’s it from me.  Congrats on a good quarter, guys.

Edward Levy:                                           Thanks William.

Operator:                                                Our next question comes from Jon Tanwanteng of CJS Securities.

Jon Tanwanteng:                                   Good morning, guys, nice quarter.  I jumped on the call a bit late.  So I apologize if I missed this.  But what is the impact of foreign exchange so far in the December quarter and are you trying to hedge some of that exposure?

Joseph McHugh:                                   Yes, we are hedging at this time $25 million of that $34.2 million exposure of the US debt that’s on a Canadian subsidiary.  However, there is an impact of the continued deterioration of the Canadian dollar. As it weakens, our Canadian subsidiary’s results do get diminished in the third quarter.  Now, in the fourth quarter, when we primarily incur winter work and layup expenses and G&A when we’re more expense-oriented, the weaker Canadian dollar actually offsets some of what hit us in the third quarter.

Edward Levy:                                          Jon, the $25 million hedge that Joe was referencing is exclusively against that $34.2 million balance sheet US denominated debt that’s on our Canadian subsidiary.  So it’s entirely related to the balance sheet hedge.  We don’t—we never hedge the operating exposure of the business.  We’ve looked at it for many years.  The cost is prohibitively expensive.

Jon Tanwanteng:                                   Got it, thank you and then as fuel prices and presumably the fuel charges decline, are you seeing any benefits at all or is it 100% pass through?

Edward Levy:                                           A hundred percent pass through.  To the extent that we see some benefit, it will be in the fourth quarter when the vessels are laid up and we’ve got to eat them because we’re doing the work on it.  But that will be relatively di minimis.

Jon Tanwanteng:                                   Got it, and then would the total price decline as a result of lower fuel price, does that improve your demand at all?

Scott Bravener:                                     If it’s prolonged, it will have—particularly in the aggregates market, it will have an impact, Jon, and if it stays at these levels for a level of time it will reduce our operating costs, once it’s below our budget where our fuel surcharges kick into our customers.

Jon Tanwanteng:                                   Okay, thanks, and then just can you talk about the demand environment in 2015 and does that support the reactivation of the McKee Sons or do you have other plans for that vessel at this point?

Edward Levy:                                           We are in a relatively fragile stage in the negotiations with the owner of that barge, Jon.  I think that the general view of the Management team is that the capital necessary to bring that vessel back into service would be, it will be difficult for us to achieve the kind of return that we’re looking for on our capital at this point to bring that vessel back into service.  But again, I think, I’d rather leave it at that.  We are in substantive negotiations with the owner of that vessel right now though.

Jon Tanwanteng:                                   Okay, great, and then just final, can you give us a little more color just heading to December quarter regarding how utilization mix are trending?

Edward Levy:                                          October, we were satisfied with.  The first few days of November have been okay.  But again, as you appreciate, November and December, there’s greater weather variability in the business and so, we’ll continue to operate as best as possible.  The demand certainly exists for us to run our fleet full out through the closing of the locks, no doubt about that.  We’ve got plenty of demand to run us out and our fingers are crossed as to weather stays relatively benign for us.

Jon Tanwanteng:                                    Okay, thanks and congrats again and best of luck, Joe.

Joseph McHugh:                                     Thank you very much, Jon.

Operator:                                                  Our next question comes from Fahad Khan of E-L Financial.

Fahad Khan:                                            Good morning gentlemen.  My question relates to I think you mentioned in the presentation the 17th vessel is on schedule and budget.  Can you provide any color on the budget and the price of the vessel?

Edward Levy:                                           We have not disclosed the price, the all-in cost of the vessel at this point.

Fahad Khan:                                            Okay.  Just in terms of the shipper, were you guys looking at the shipyards or just how did you come to Chengxi to be the yard of choice?  Was it price-related?

Edward Levy:                                           We did exhaustive analysis.  We had our team over there on several occasions.  We looked at several yards in our evaluation and based on a lot of factors, quality, price, timeliness of delivery, reputation, we concluded that while there are many terrific yards over there, that Chengxi was best suited to serve our needs for this particular project.

Fahad Khan:                                            Okay, so fair enough, and I guess it’s still scheduled to launch, I think, in the second half of 2015; on a fiscal year or on a calendar year?

Edward Levy:                                           Calendar year, we expect to put it into service in the second half of 2015.

Fahad Khan:                                            Okay, perfect, okay.  Okay then, that’s great.  Those were my questions.

Edward Levy:                                           Thank you very much.

Operator:                                                As a reminder, if you’d like to ask a question, please signal by pressing star, one on your touchtone telephone at this time.  Again, that’s star, one.

  We’ll go next to Matthew Dodson of JWest LLC.

Matthew Dodson:                                  Can you talk a little bit about the financing for 17.  Are you guys going to, you know, tap your Guggenheim note or you’re going to do a sale/leaseback, can you kind of help us understand your thinking there?

Edward Levy:                                          Yes, good morning Matt.  We’re looking at a number of alternatives at this point.  We don’t have any pressure from a financing perspective until the end of first half of calendar 2015.  We’re in the process of evaluating a number of alternatives, and as soon as we’ve come to a conclusion we’ll certainly announce that to all our shareholders.

Matthew Dodson:                                   Can you talk about—is 17 fully booked right now?

Edward Levy:                                         Our seventeenth is fully booked and we’re quite keen to get it into service as soon as possible in the 2015 calendar year.

Matthew Dodson:                                  Finally, you guys have done a fantastic job of winning new business.  Can you help me understand—is there any more business that you can pick from your competitors or is there any more business coming on to the Great Lakes right now that you can bid on?

Edward Levy:                                          The second part of the question, Matt, I’m sorry, was there—and where we could do what to?

Matthew Dodson:                                   Like so the rail congestion is bringing more people off of rail on to the Great Lakes.  So, is there any more benefit to that going to carryover to 2015?

Scott Bravener:                                      Matt, Scott here.  We continue to evaluate selective pieces of business where they provide a good fit for our trading patterns and augment our trading patterns.  But we are operating at a relatively—at relative capacity right now.  So we’re not actively looking for large pieces of new business.

Matthew Dodson:                                    Perfect, thank you.

Operator:                                                Again, star, one for any other questions at this time.  Star, one; we’ll pause for a moment.

 We’ll go next to Rick D'Auteuil of Columbia Management.

Richard D'Auteuil:                              Hi, good morning.

Edward Levy:                                          Good morning, Rick.

Richard D'Auteuil:                              Just on that last question, is there opportunity to upgrade the mix even if you’re not adding new tonnage?  Several of your end markets are better margin than others.  Isn’t there the opportunity to improve that as we look at better demand environment?

Scott Bravener:                                      Yes, Rick, Scott here.  Just to reiterate my answer to Matt, yes, we continue to evaluate where there is better fit to augment our scheduling and that’s what drives our efficiencies.  Not so much the commodity, it’s the fit within the schedule and that’s where we continue to look for opportunities.

Richard D'Auteuil:                                Okay, thank you.

Edward Levy:                                           If we can—to Scott’s point though, Rick, if we can add pieces of business which allow us to increase our percentage of time in revenue loaded condition or to your point, they are swap out alternatives where it’s not diminishing our efficiencies, we’re certainly looking hard at those opportunities and that’s the kind of fine-tuning that we’re very focused on right now.

Richard D'Auteuil:                                Okay, thank you.

Scott Bravener:                                      I think just to add to that, Rick, if you look at our numbers over the last 12 months, you could see that we have made significant progress in shifting that commodity mix.

Richard D'Auteuil:                                Yes, I absolutely agree, Scott.

Edward Levy:                                           We were 53% aggregate this time last year, Rick, we’re 48% now.  So, that sort of gives you a feel, and then as you’re well aware, we had a focus to add some iron ore to our mix and I think we’ve achieved that.  Iron ore has gone from about 9.5% of our tonnage last sailing season.  It’s about 15% this sailing season.

Richard D'Auteuil:                                Actually another follow-up question, on the 10% that’s up for negotiation, contract renewals—

Edward Levy:                                           Yes.

Richard D'Auteuil:                                What do you think the opportunity is on price for those?

Edward Levy:                                           I think—we think it’s situationally specific, Rick, and we want to be mindful as to how the piece of business fits into our trade patterns, and we don’t want to be in a situation where we may get too aggressive on price, lose the customer and create inefficiencies.  Alternatively to the extent that we feel that the opportunity exists to take price up, we’ll certainly be looking quite aggressively at that this upcoming winter season.

Richard D'Auteuil:                                Okay.  I can’t remember if you implemented some technology or was actually just the person, an expert person to evaluate these kind of things, are you seeing a return on that investment on profit optimization and looking at pricing, looking at the shipping lanes and maximizing the scheduling?  Are you getting something from that yet, or not?

Edward Levy:                                           We certainly think we are.  We certainly think our pricing disciplines and our evaluation of the competitive dynamics of the market when it comes to thinking about customer pricing is far improved relative to where it was three or four years ago, and so we’re really trying to look at pricing not just the impact it has on us, but where the rest of the market is competitively, given the customer and where it fits in to the trade pattern.

Richard D'Auteuil:                                 Okay, thank you, good quarter.

Edward Levy:                                            Thanks.

Operator:                                                 With no further questions in queue, I’d like to turn the conference back over to Ed Levy for any additional or closing remarks.

Edward Levy:                                           Thank you, Operator, and thank you for your continued interest in Rand Logistics.  As always, please don’t hesitate to call any of us with any questions.  Thanks very much.

Operator:                                                 This does conclude today’s conference.  We appreciate everyone’s participation.